EXHIBIT 6

      THIS OPTION AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS OPTION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE SOLD, OFFERED FOR SALE, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF, UNLESS REGISTERED PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT OR AN OPINION OF COUNSEL IS OBTAINED STATING THAT SUCH DISPOSITION IS IN COMPLIANCE WITH AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION.



NO. FR-1

                                                                 NON-QUALIFIED
                                                                 OPTION TO
                                                                 PURCHASE
                                                                 276,821 SHARES
                                                                 OF COMMON STOCK


                     NON-QUALIFIED STOCK OPTION TO PURCHASE
                                  COMMON STOCK
                                       OF
                        PAN AMERICAN WORLD AIRWAYS, INC.


      This certifies that, for value received, Phillip Frost, M.D., or his heirs or assigns (collectively, the "Holder"), is entitled to purchase from Pan American World Airways, Inc., a Florida corporation (the "Company"), subject to the terms and conditions set forth below, at any time on or after 9:00 A.M., Eastern time, on the Exercise Date (as defined below) of this Option, and before 5:00 P.M., Eastern time, on the Expiration Date (as defined below), the number of fully paid and nonassessable shares of Common Stock, $.0001 par value, of the Company ("Common Stock") stated above at the Purchase Price (as defined below). The Purchase Price and the number of shares purchasable hereunder are subject to adjustment as provided below. This Option is issued to the Holder in consideration for services to be provided by the Holder to the Company.

                                    ARTICLE I

                                   DEFINITIONS

      SECTION 1.1.

           (1) The term "Business Day" as used in this Option means a day other than a Saturday, Sunday or other day on which national banking associations whose principal offices are located in the State of Florida are authorized by law to remain closed.

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


           (2) The term "Contribution Agreement" as used in this Option shall mean that certain Contribution Agreement, dated as of March 8, 1996, by and among the Company, PANF, Inc., a Florida corporation, Pan Am Alliance, Inc., a Florida corporation, Pan Am World Services, Inc., a Florida corporation, Frost Pan Investment Corp., a Florida corporation, and EAL Asset Holding, Inc., a Florida corporation.

           (3) The term "Exercise Date" as used in this Option means the effective date of the Merger (as such term is defined in the Contribution Agreement). In the event the Merger is not successfully consummated as contemplated in the Merger Agreement (as defined in the Contribution Agreement), this Option shall be cancelled and shall become null and void on such date.

           (4) The term "Expiration Date" as used in this Option means the date of expiration of the nine year period immediately after the Exercise Date (as defined in Section 2.1 hereof), or, if that day is not a Business Day, as defined above, at or before 5:00 P.M., New York City time, on the next following Business Day.

           (5) The term "Option" as used in this Option means this Option and Options of like tenor to purchase up to 276,821 Option Shares issued on even date of this Option.

           (6) The term "Option Shares" as used in this Option means the shares of Common Stock or other securities issuable upon exercise of the Options.

           (7) The term "Purchase Price" as used in this Option means $1.00 per share, subject to adjustment pursuant to Article III hereof.



                                   ARTICLE II

                         DURATION AND EXERCISE OF OPTION

      SECTION 2.1. This Option may be exercised at any time after 9:00 A.M., Eastern time on the Exercise Date, and before 5:00 P.M., Eastern time, on the Expiration Date.

      SECTION 2.2. (a) The Holder may exercise this Option in whole or in part by surrender of this Option, with the Subscription Form (attached hereto) duly executed, to the Company at its corporate office in Miami, Florida, together with the applicable Purchase Price of each share of Common Stock being purchased in lawful money of the United States, or by certified check or official bank check payable in United States dollars to the order of the Company, subject to compliance with all the other conditions set forth in this Option.

           (b) Upon receipt of this Option with the Subscription Form duly executed and accompanied by payment of the aggregate Purchase Price for the shares of Common Stock for

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


which this Option is being exercised, the Company shall cause to be issued certificates for the total number of whole shares (as provided in Section 3.2) of Common Stock for which this Option is being exercised in such denominations as are required for delivery to the Holder, and the Company will promptly deliver those certificates to the Holder.

           (c) If the Holder exercises this Option with respect to fewer than all the shares of Common Stock that may be purchased by exercise of this Option, the Company will execute a new Option for the balance of the shares of Common Stock that may be purchased by exercise of this Option and deliver that new Option to the Holder.

           (d) The Company covenants and agrees that it will pay when due any and all taxes which may be payable in respect of the issue of this Option, or the issue of any Option Shares upon the exercise of this Option other than income or similar taxes of any kind imposed upon the Holder of this Option. The Company will not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of this Option or of Option Shares in a name other than that of the Holder at the time of surrender, and until the payment of any such tax, the Company will not be required to transfer this Option or issue the Option Shares which are subject to the tax.


                                   ARTICLE III

                      ADJUSTMENT OF PURCHASE PRICE, NUMBER
                         OF SHARES OR NUMBER OF OPTIONS

      SECTION 3.1. The Purchase Price, the number and type of securities issuable on exercise of this Option and the number of Options outstanding are subject to adjustment from time to time as follows:

           (a) If the Company issues any shares of its Common Stock as a dividend on its Common Stock, the Purchase Price then in effect will be proportionately reduced at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive the dividend or other distribution. For example, if the Company distributes one share of Common Stock as a dividend on each outstanding share of Common Stock, the Purchase Price would be reduced by 50%. If the Company issues as a dividend on its Common Stock any securities which are convertible into, or exchangeable for, shares of its Common Stock, such dividend will be treated as a dividend of the Common Stock into which the securities may be converted, or for which they may be exchanged, and the Purchase Price shall be proportionately reduced.

           (b) If the outstanding shares of Common Stock are subdivided into a greater number of shares of Common Stock, then the Purchase Price will be proportionately reduced at the opening of business on the day following the day when the subdivision becomes effective, and if the outstanding shares of the Common Stock are combined into a smaller number of

                                    36 of 48
shares of Common Stock, the Purchase Price will be proportionately increased at the opening of business on the day following the day when the combination becomes effective.

           (c) If by reason of a merger, consolidation, reclassification or similar corporate event, the holders of the Common Stock receive securities or assets other than Common Stock, upon exercise of this Option after that corporate event, the Holder of this Option will be entitled to receive the securities or assets the Holder would have received if the Holder had exercised this Option immediately before the first such corporate event and not disposed of the securities or assets received as a result of that or any subsequent corporate event.

      SECTION 3.2. Upon each adjustment of the applicable Purchase Price pursuant to Section 3.1 hereof, this Option will after the adjustment evidence the right to purchase, at the adjusted Purchase Price, the number of shares (calculated to the nearest hundredth) obtained by (i) multiplying the number of shares issuable on exercise of this Option immediately prior to the adjustment by the Purchase Price in effect immediately prior to the adjustment and (ii) dividing the resulting product by the Purchase Price in effect immediately after the adjustment. However, the Company will not be required to issue a fractional share or to make any payment in lieu of issuing a fractional share.

      SECTION 3.3. Whenever the Purchase Price or the number of shares or type of securities issuable on exercise of this Option is adjusted as provided in this Article III, the Company will compute the adjusted Purchase Price and the adjusted number of Option Shares and will prepare a certificate signed by its President or any Vice President, and by its Treasurer or Secretary setting forth the adjusted Purchase Price and the adjusted number of Option Shares and showing in reasonable detail the facts upon which the adjustments were based and mail a copy of that certificate to the Holder.

      SECTION 3.4. If at any time when this Option is outstanding the Company:

           (a) declares a dividend (or authorizes any other distribution) on its Common Stock payable otherwise than in cash out of its undistributed net income;

           (b) authorizes the granting to the holders of its Common Stock of rights to subscribe for or purchase any shares of its capital stock or assets;

           (c) authorizes a reclassification, split or combination of the Common Stock, or a consolidation or merger to which the Company is a party or a sale or transfer of all or substantially all the assets of the Company; or

           (d) authorizes a voluntary or involuntary dissolution, liquidation or winding up of the Company;


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


the Company will mail written notice of such action to the Holder at least 20 days prior to the record date, or other date, for determining the shareholders entitled to receive the dividend, distribution or rights, or the securities or other property deliverable as a result of such action.

      SECTION 3.5. The form of this Option need not be changed because of any change in the Purchase Price or in the number of Option Shares, and Options issued after that change may continue to describe the Purchase Price and the number of Option Shares which were described in this Option as initially issued.

      SECTION 3.6. Before taking any action which would cause an adjustment reducing the Purchase Price below the then par value, if any, of the Common Stock, the Company will take all corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at the adjusted Purchase Price.


                                   ARTICLE IV

                          OTHER PROVISIONS RELATING TO
                             RIGHTS OF OPTION HOLDER

      SECTION 4.1. If this Option is duly exercised, the Holder will for all purposes be deemed to become the holder of record of the Option Shares as to which this Option is exercised on, and the certificate for such shares will be dated the date this Option is surrendered for exercise and the Purchase Price paid in accordance with section 2.2, except that if that date is not a Business Day, the Holder will be deemed to become the record holder of the Option Shares on, and the certificate will be dated the next succeeding Business Day. The Holder will not be entitled to any rights as a holder of the Option Shares, including the right to vote and to receive dividends, until the Holder becomes or is deemed to become the holder of such shares pursuant to the terms hereof.

      SECTION 4.2. (a) The Company covenants and agrees that it will at all times reserve and keep available for the exercise of this Option a sufficient number of authorized but unissued shares of Common Stock to permit the exercise in full of this Option.

           (b) Prior to the issuance of any shares of Common Stock upon exercise of this Option, the Company shall use its reasonable best efforts to cause those shares to be authorized for listing, to the extent not previously authorized for listing, on any securities exchange or trading system upon which the Common Stock is then listed.

           (c) The Company covenants that all shares of Common Stock issued upon exercise of this Option and against payment of the Purchase Price will be validly issued, fully paid and nonassessable.


                                    38 of 48

      SECTION 4.3. Notices to the Holder relating to this Option will be effective on the earlier of actual receipt or the third business day after mailing by first class mail (which shall be certified or registered, return receipt requested), postage prepaid, addressed to the Option Holder at the address shown on the books of the Company.


                                    ARTICLE V

                           TREATMENT OF OPTION HOLDER

      SECTION 5.1. Prior to presentation of this Option for registration of transfer, the Company may treat the Holder for all purposes as the owner of this Option and the Company will not be affected by any notice to the contrary.


                                   ARTICLE VI

                  COMBINATION, EXCHANGE AND TRANSFER OF OPTIONS

      SECTION 6.1. Any transfer permitted under this Option will be made by surrender of this Option to the Company at its principal office with the Form of Assignment duly executed and funds sufficient to pay any transfer tax. In such event the Company will, without charge, execute and deliver a new Option to and in the name of the assignee named in the instrument of assignment and this Option will promptly be canceled, and if the assignor does not transfer all of its Options hereunder, the Company will execute and deliver a new Option to and in the name of the assignor representing the remaining Options held by the assignor.

      SECTION 6.2. This Option may be divided or combined with other Options which carry the same rights upon presentation of them at the principal office of the Company together with a written notice signed by the Holder, specifying the names and denominations in which new Options are to be issued.

      SECTION 6.3. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Option, and, in the case of loss, theft or destruction, of reasonably satisfactory indemnification, or, in the case of mutilation, upon surrender of the mutilated Option, the Company will execute and deliver a new Option bearing the same terms and date as the lost, stolen or destroyed Option, which will thereupon become void.

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


                                   ARTICLE VII

                  REGISTRATION UNDER THE SECURITIES ACT OF 1933

   SECTION 7.1. (a) If, at any time prior to the Expiration Date, the Company shall file a registration statement with the Securities and Exchange Commission (the "Commission") for the sale on behalf of the Company of the Company's equity securities while this Option or the Option Shares are outstanding, the Company shall give the Holder at least 20 days prior written notice of the filing of such registration statement. If requested by the Holder in writing within 20 days after receipt of any such notice, the Company shall cause to be included all or, at Holder's option, any portion of the Option Shares and/or other securities then issuable upon exercise of the Options (collectively, the "Registrable Securities") designated in the Holder's request, in the registration statement, and will use its best efforts through its officers, directors, auditors, and counsel to cause such registration statement to become effective as promptly as practicable, provided, however, that:

      (i) the Company shall not be required to include any of the Registrable Securities if, by reason of such inclusion, the Company shall be required to prepare and file a registration statement on a form promulgated by the Commission different from that which the Company otherwise would use;

      (ii) if any managing underwriter is purchasing or arranging for the sale of the securities then being offered by the Company under such registration statement, then such Holder (i) shall agree to have the Registrable Securities being so registered sold to or by such managing underwriter on terms substantially equivalent to the terms upon which the Company is selling the securities so registered, (ii) if such managing underwriter so requests, the Holder shall delay the sale of such securities for a period of up to twelve (12) months, commencing with the effective date of such registration statement, and
(iii) shall complete and execute all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of the applicable underwriting arrangements;

      (iii) if in the written opinion of the Company's managing underwriter, if any, for the offering contemplated by such registration statement, the inclusion of all or a portion of the Registrable Securities requested to be registered, when added to the securities being registered by the Company or any selling shareholder, will exceed the maximum amount of the Company's securities which can be marketed (A) without adversely affecting the offering price of the Company's securities, or (B) without otherwise materially adversely affecting the entire offering, then the Company may exclude from such offering all or a pro rata portion of the Registrable Securities requested to be registered by the Holder as required by the managing underwriter, based on the relative numbers of securities owned by all selling shareholders (including the Holder), or all the Registrable Securities requested to be registered by the Holder if the managing underwriter excludes from such offering all securities requested to be registered by all selling shareholders;


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


      (iv) in the event all or a portion of the Holder's Registrable Securities are not registered pursuant to this Section 7.1(a), the Holder shall retain any remaining registration rights for its Registrable Securities (to the extent not registered) as set forth in Sections 7.1(a) and 7.1(b) hereof.

           (b) If, at any time prior to the Expiration Date, provided the Company is then subject to the reporting requirements of Sections 13 and 15 (d) of the Securities Exchange Act of 1934, as amended, the Company shall receive a written request from Holders of not less than fifty percent (50%) of the aggregate number of Options and/or Registrable Securities then outstanding to register the sale of all or part of the Registrable Securities, the Company shall, as promptly as practicable, prepare and file with the Commission a registration statement sufficient to permit the public offering and sale of the Registrable Securities through the facilities of all appropriate securities exchanges upon which the Common Stock may then be listed and the over-the-counter market, and will use its best efforts through its officers, directors, auditors and counsel to cause such registration statement to become effective as promptly as practicable; PROVIDED, HOWEVER, that the Company shall be obligated to file no more than one such registration statement; and PROVIDED FURTHER, that such registration may be extended or delayed by the Company for a period of up to ninety (90) days if, upon the advice of counsel at the time such registration is required to be filed, or at the time the Company is required to exercise its best efforts to cause such registration statement to become effective, such delay is advisable and in the best interests of the Company because of the existence of non-public material information, or to allow the Company to complete any pending audit of its financial statements; and PROVIDED FURTHER, that the Company shall not be obligated to file a registration statement pursuant to this Section after a minimum of 50% of the Registrable Securities have been offered the right to participate in a Company initiated registration statement pursuant to Section 7.1(a) hereof.

           (c) In the event of a registration pursuant to the provisions of this
Section 7.1, the Company shall use its best efforts to cause the Registrable Securities so registered to be registered or qualified for sale under the securities or blue sky laws of such reasonable number of jurisdictions as the Holder may reasonably request; PROVIDED, HOWEVER, that the Company shall not be required to qualify to do business in any state by reason of this Section 7.1 in which it is not otherwise required to qualify to do business.

           (d) The Company shall keep effective any registration or qualification contemplated by this Section 7.1 and shall from time to time amend or supplement each applicable registration statement, preliminary prospectus, final prospectus, application, document, and communication for such period of time as shall be required to permit the Holders to complete the offer and sale of the Registrable Securities covered thereby. The Company shall in no event be required to keep any such registration or qualification in effect for a period in excess of nine months from the date on which the Holder is first free to sell the Registrable Securities; PROVIDED, HOWEVER, that, if the Company is required to keep any such registration or qualification in effect with respect to securities other than the Registrable Securities beyond such period, the Company shall keep such registration or qualification in effect as it relates to the

                                    41 of 48

Registrable Securities for so long as such registration or qualification remains or is required to remain in effect in respect of such other securities.

           (e) The Holder of Registrable Securities being so registered agrees to pay all applicable underwriting discounts and commissions, brokerage commissions and transfer taxes and fees with respect to the Registrable Securities owned by the Holder being registered and the costs of the Holder's counsel and/or accountants. The Company will pay all other costs and expenses in connection with a registration statement to be filed pursuant to this Section
7.1 hereof including, without limitation, the fees and expenses of counsel for the Company, the fees and expenses of the Company's accountants and all other costs and expenses incident to the preparation, printing and filing under the Securities Act of any such registration statement, each prospectus and all amendments and supplements thereto, the costs incurred in connection with the qualification of such securities for sale in such reasonable number of states the Holder has designated, including fees and disbursements of counsel for the Company, and the costs of supplying a reasonable number of copies of the registration statement, each preliminary prospectus, final prospectus and any supplements or amendments thereto to the Holder.

           (f) In the event of a registration pursuant to the provisions of this
Section 7.1, the Company shall furnish to the Holder such reasonable number of copies of the registration statement and of each amendment and supplement thereto (in each case, including all exhibits), such reasonable number of copies of each prospectus contained in such registration statement and each supplement or amendment thereto (including each preliminary prospectus), all of which shall conform to the requirements of the Securities Act and the rules and regulations thereunder, as the Holder may reasonably request to facilitate the disposition of this Option and/or the Option Shares included in such registration.

           (g) In the event of a registration pursuant to the provision of this
Section 7.1 in which there is no underwriter, the Company shall furnish the Holder with an opinion of its counsel (reasonably acceptable to the Holder) to the effect that (i) the registration statement has become effective under the Securities Act and no order suspending the effectiveness of the registration statement, preventing or suspending the use of the registration statement, any preliminary prospectus, any final prospectus, or any amendment or supplement thereto has been issued, nor has the Commission or any securities or blue sky authority of any jurisdiction instituted or threatened to institute any proceedings with respect to such an order, and (ii) the registration statement and each prospectus forming a part thereof (including each preliminary prospectus), and any amendment or supplement thereto, complies as to form with the Securities Act and the rules and regulations thereunder. Such opinion shall also state the jurisdictions in which the Registrable Securities have been registered or qualified for sale pursuant to the provisions of Section 7.1(c).

           (h) In the event of a registration pursuant to the provision of this
Section 7.1, the Company shall enter into a cross-indemnity agreement and a contribution agreement, each in customary form, with each underwriter, if any, to the extent required by the underwriter(s) and, if requested, enter into an underwriting agreement containing conventional representations,

                                    42 of 48
warranties, allocation of expenses, and customary closing conditions, including but not limited to, opinions of counsel and accountants' cold comfort letters, with any underwriter who acquires the Registrable Securities.

           (i) The Company agrees that after an initial public offering of its securities (if any) and until the Registrable Securities have been sold under a registration statement or pursuant to Rule 144 under the Securities Act, it shall use its best efforts to keep current in filing all reports, statements and other materials required to be filed with the Commission to permit holders of this Option and/or the Option Shares to sell such securities under Rule 144.


                                  ARTICLE VIII

                                  OTHER MATTERS

      SECTION 8.1. (a) This Option and any Option Shares may not be sold, transferred, pledged, hypothecated or otherwise disposed of except as follows:
(i) by will or the laws of descent and distribution; or (ii) incident to a decree of divorce.

           (b) Unless the Option Shares have been registered under the Securities Act, upon exercise of any of the Options and the issuance of any of the Option Shares, all certificates representing Option Shares shall bear on the face thereof substantially the following legend:

                The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, offered for sale, assigned, transferred or otherwise disposed of, unless registered pursuant to the provisions of that Act or unless an opinion of counsel to the issuer is obtained stating that such disposition is in compliance with an available exemption from such registration.

      SECTION 8.2. All the covenants and provisions of this Option by or for the benefit of the Company will bind and inure to the benefit of its successors and assigns.

      SECTION 8.3. All notices and other communications under this Option must be in writing. Any notice or communication to the Company will be effective upon the earlier of actual receipt or the third business day after mailing by first-class mail (which shall be certified

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


or registered, return receipt requested), postage prepaid, addressed (until another address is designated by the Company) as follows:

                     Pan American World Airways, Inc.
                     9300 N.W. 36th Avenue
                     Miami, Florida 33128
                     Attention: Chairman of the Board

      Any notice or demand authorized by this Option to be given or made by the Company to the Holder must be given in accordance with Section 4.3.

      SECTION 8.4. The validity, interpretation and performance of this Option will be governed by the laws of the State of Florida.

      SECTION 8.5. Nothing in this Option will give any person, corporation or other entity other than the Company and the Holder(s) any right or claim under this Option, and all agreements in this Option will be for the sole benefit of the Company, the Holder(s) and their respective successors.

      SECTION 8.6. The Article headings in this Option are for convenience only, are not part of this Option and will not affect the interpretation of its terms.

      IN WITNESS WHEREOF, this Option has been duly executed by the Company as of the 8th day of March, 1996.


                                        PAN AMERICAN WORLD AIRWAYS,
                                        INC.




                                        By:  /s/ ILLEGIBLE
                                           ---------------------------
                                        Name: /ILLEGIBLE/
                                        Title:  Chairman


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


                                SUBSCRIPTION FORM


                       To be Executed By The Option Holder

                   To Exercise The Option In Whole Or In Part:


To:   Pan American World Airways, Inc.


      The undersigned (__________________________________)
                       Please insert Social Security or other
                         identifying number of Holder

hereby irrevocably elects to exercise the right of purchase represented by the within Option for, and to purchase thereunder, _____________________ shares of Common Stock of Pan American World Airways, Inc. and tenders payment to the order of Pan American World Airways, Inc. in the amount of $_________. The undersigned requests that certificates for those shares of Common Stock be issued as follows:

                    Name:___________________________________

                    Address:________________________________

                    Deliver to:_____________________________

                    Address:________________________________

and that, if the number of shares of Common Stock is not all the shares of Common Stock purchasable by exercise of the Option, that a new Option for the balance of the shares of Common Stock purchasable under the within Option be registered in the name of, and delivered to, the undersigned at the address stated below:

                    Address:________________________________

                    Date:___________________________________



                                        Signature _____________________________

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